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                                                                       EXHIBIT 5


                        [LETTERHEAD OF COUDERT BROTHERS]


December 1, 1998

Scholastic Corporation
555 Broadway
New York, NY  10012


Ladies and Gentlemen:


      We are rendering our opinion with respect to the legality of 150,000 shares of Common Stock, par value $.01 per share (the "Shares"), of Scholastic Corporation, a Delaware corporation (the "Company"), issuable pursuant to the Scholastic Corporation Management Stock Purchase Plan (the "Plan"), which shares are being registered under the Securities Act of 1933, as amended, pursuant to the Company's Registration Statement on Form S-8 (the "Registration Statement").

      As counsel to the Company, we are familiar with the corporate proceedings taken by the Company in connection with the authorization for issuance of the Shares, and we have examined such corporate records of the Company and other instruments and documents as we have deemed necessary for purposes of the opinion herein expressed.

      Based on the foregoing, and having regard for such other legal and factual considerations we deem relevant, we are of the opinion that the Shares, upon issuance in accordance with the terms of the Plan, will constitute legally and validly issued, fully paid and nonassessable shares of the Common Stock of the Company.

      We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Coudert Brothers
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COUDERT BROTHERS


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